Exhibit 10.7
VENTURE LOAN AND SECURITY AGREEMENT
Dated as of October 8, 2009
by and between
COMPASS HORIZON FUNDING COMPANY LLC,
a Delaware limited liability company
76 Batterson Park Road
Farmington, CT 06032
as Lender
And
WATERFRONT MEDIA INC.,
a Delaware corporation
45 Main Street
Brooklyn, New York 11201
REVOLUTION HEALTH GROUP LLC
a Delaware limited liability company
45 Main Street
Brooklyn, New York 11201
CAREPAGES,
a Delaware corporation
45 Main Street
Brooklyn, New York 11201
as Borrowers
COMMITMENT AMOUNT: $5,000,000
Commitment Termination Date: October 15, 2009

The Lender and Borrowers hereby agree as follows:
AGREEMENT
     1. Definitions and Construction.
          1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings:
     “Account Control Agreement” means an agreement acceptable to Lender which perfects via control Lender’s security interest in Borrowers’ deposit accounts and/or accounts holding securities.
     “Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to Borrowers arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrowers and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrowers and Borrowers’ books and related relating to any of the foregoing.
     “Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, joint venturers or partners.
     “Agreement” means this certain Venture Loan and Security Agreement by and between Borrowers and Lender dated as of the date on the cover page hereto (as it may from time to time be amended or supplemented in writing signed by the Borrowers and Lender).
     “Borrower” means each of the Borrowers as set forth on the cover page of this Agreement and, collectively, “Borrowers” means the Borrowers as set forth on the cover page of this Agreement.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or New York.
     “Carepages” means Carepages, Inc., a Delaware corporation.
     “Change in Control” shall mean a transaction other than a bona fide equity financing or series of financings on terms and from investors reasonably acceptable to Lenders in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

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     “Claim” has the meaning given such term in Section 10.3 of this Agreement
     “Code” means the Uniform Commercial Code as adopted and in effect in the State of Connecticut, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Connecticut, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.
     “Collateral” has the meaning given such term in Section 4.1 of this Agreement.
     “Collateral State” means the state or states where the Collateral is located, which are Massachusetts, New York, New Jersey, the District of Columbia, Virginia and Missouri.
     “Commitment Amount” has the meaning as set forth on the cover page of this Agreement.
     “Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.
     “Commitment Termination Date” has the meaning as set forth on the cover page of this Agreement.
     “Default” means any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.
     “Default Rate” means the per annum rate of interest equal to five percent (5%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.
     “Disclosure Schedule” means Exhibit A attached hereto.
     “Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.
     “Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.
     “ERISA” has the meaning given to such term in Section 7.9 of this Agreement.

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     “Event of Default” has the meaning given to such term in Section 8 of this Agreement.
     “Everyday Health India” means Everyday Health India Private Limited, an entity organized under the laws of India and a wholly-owned subsidiary of Parent.
     “Funding Certificate” means a certificate executed by a Responsible Officer of Borrowers substantially in the form of Exhibit B or such other form as Lender may agree to accept.
     “Funding Date” means the date on which the Loan is made to or on account of Borrowers under this Agreement
     “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.
     “Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.
     “Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.
     “Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.
     “Indebtedness” means, with respect to Borrowers or any Subsidiary, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables aged less than one hundred eighty (180) days), (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, and (g) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person. Unless otherwise indicated, the term “Indebtedness” shall include all Indebtedness of Borrowers and the Subsidiaries.
     “Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.
     “Intellectual Property” means all of each Borrower’s right, title and interest in and to patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service

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marks (and applications and registrations therefor and the goodwill associated therewith), inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by any Borrower and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).
     “Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person.
     “Landlord Agreement” means an agreement substantially in the form provided by Lender to Borrowers or such other form as Lender may agree to accept.
     “Lender” means the Lender as set forth on the cover page of this Agreement.
     “Lender’s Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees not to exceed fifteen thousand dollars ($15,000) plus any and all out of pocket expenses) incurred in connection with the preparation, negotiation, documentation, administration and funding of the Loan Documents; and Lender’s reasonable attorneys’ fees, costs and expenses incurred in amending, modifying, enforcing or defending the Loan Documents (including fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including without limitation all fees and costs incurred by Lender in connection with Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against any Borrower or its Property.
     “Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.
     “Loan” means the advance of credit by Lender to any Borrower under this Agreement.
     “Loan Documents” means, collectively, this Agreement, the Note, the Warrant, any Landlord Agreement, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement, all as amended or extended from time to time.
     “Loan Rate” means, with respect to the Loan, the per annum rate of interest (based on a year of twelve 30-day months) equal to the greater of (a) 13.0% or (b) 13.0% plus the difference between (i) the one month LIBOR Rate (rounded to the nearest one hundredth percent), as reported in the Wall Street Journal, on the date which is five (5) Business Days before the

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Funding Date for such Loan (or, if the Wall Street Journal is not published on such date, the next earlier date on which it is published) and (ii) 2.76%.
     “Material Adverse Effect” means a material adverse effect on (i) the operations, business or financial condition of Parent and its Subsidiaries taken as a whole, (ii) the ability of Borrowers to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (iii) a Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.
     “Maturity Date” means, May 1, 2013, or if earlier, the date of acceleration of the Loan following an Event of Default or the date of prepayment, whichever is applicable.
     “Note” means the promissory note executed in connection with the Loan in substantially the form of Exhibit C attached hereto.
     “Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrowers to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents (other than the Warrant), or by any other agreement between Lender and any Borrower, and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.
     “Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may agree to accept.
     “Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Parent” means Waterfront Media Inc., a Delaware corporation.
     “Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.
     “Permitted Indebtedness” means and includes:
               (a) Indebtedness of Borrowers in favor of Lender arising under this Agreement or any other Loan Document;
               (b) Indebtedness existing on the Funding Date and disclosed in the Disclosure Schedule;

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               (c) Indebtedness not to exceed two hundred fifty thousand dollars ($250,000) in the aggregate in any fiscal year of Borrowers secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed at the time it is incurred the lesser of the cost or fair market value of the property financed with such Indebtedness;
               (d) reimbursement obligations under corporate credit cards, not to exceed three hundred fifty thousand dollars ($350,000) in the aggregate at any time; and cash-collateralized letters of credit not to exceed seven hundred fifty thousand dollars ($750,000) in the aggregate at any time;
               (e) the Senior Debt and any Subordinated Debt;
               (f) other unsecured Indebtedness in an amount not to exceed $250,000 at any time outstanding;
               (g) Indebtedness to trade creditors incurred in the ordinary course of business; and
               (h) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” means and includes any of the following Investments as to which Lender has a perfected security interest:
               (a) Investments existing on the Funding Date disclosed in the Disclosure Schedule;
               (b) security deposits made in connection with all current and future leases of real property of a Borrower, incurred in the ordinary course of business, not to exceed two hundred thousand dollars ($200,000) in the aggregate at any time;
               (c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein, (iv) money market accounts, (v) Investments in regular deposit or checking accounts held with Square 1 Bank or subject to an Account Control Agreement, and (vi) Investments consistent with any investment policy adopted by Parent’s board of directors;
               (d) repurchases of stock from former employees, officers, directors or consultants of a Borrower under the terms of applicable repurchase agreements (i) in an aggregate amount not to exceed two hundred fifty thousand dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the

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cancellation of indebtedness owed by such former employees, officers, directors or consultants to such Borrower regardless of whether an Event of Default exists;
               (e) Investments accepted in connection with Permitted Transfers;
               (f) (i) Investments of Subsidiaries (other than RHG and CarePages) in or to other Subsidiaries (other than the Wondir Entities) or a Borrower, (ii) Investments by Parent in RHG and Carepages, (iii) Investments by any Borrower in Subsidiaries (other than Investments in the Wondir Entities, Everyday Health India, RHG or Carepages) not to exceed fifty thousand dollars ($50,000) in the aggregate in any fiscal year, and (iv) Investments by Borrowers in Everyday Health India not to exceed one hundred fifty thousand dollars ($150,000) per month in the aggregate;
               (g) Investments not to exceed two hundred fifty thousand dollars ($250,000) outstanding in the aggregate at any time consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) non-cash loans to employees, officers or directors relating to the purchase of equity securities of a Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by a Borrower’s Board of Directors;
               (h) Investments in nonfinanced capital expenditures in any fiscal year, not to exceed two million dollars ($2,000,000);
               (i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;
               (j) Investments consisting of notes receivable of, or prepaid royalties and other the Loan, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (j) shall not apply to Investments of a Borrower in any Subsidiary;
               (k) Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrowers do not exceed two hundred fifty thousand dollars ($250,000) in the aggregate in any fiscal year; and
          (l) Investments permitted under Section 7.5.
     “Permitted Liens” means and includes:
               (a) any Liens existing on the Funding Date and disclosed in the Disclosure Schedule or arising under this Agreement, the other Loan Documents, or any other agreement in favor of Lender;

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               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the relevant Borrower maintains adequate reserves;
               (c) Liens not to exceed two hundred fifty thousand dollars ($250,000) in the aggregate (i) upon or in any equipment acquired or held by a Borrower or any of its Subsidiaries (other than the Wondir Entities) to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (ii) existing on such equipment at the time of its acquisition, in each case provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, and any such Lien may be superior in priority to Lender’s Lien in such equipment;
               (d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (b) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
               (e) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such appropriate proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrowers and that Borrowers have adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of Borrowers);
               (f) Liens securing the Senior Debt and any Subordinated Debt; and
               (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.5 (Seizure of Assets) or Section 8.7 (Judgments);
     “Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by a Borrower or any Subsidiary (other than by or to the Wondir Entities) of:
               (a) inventory in the ordinary course of business;
               (b) licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business;
               (c) exclusive licenses of intellectual property with respect to limited geographic locations outside of the United States, field of use or customized products for specific customers of Borrower;
               (d) worn-out, surplus or obsolete equipment not financed with the proceeds of the Loan;

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               (e) grants of security interests and other Liens that constitute Permitted Liens;
               (f) transfers of Collateral for fair consideration and consistent with sound business practices, so long as Lender has a perfected lien in the proceeds of such consideration and provided that such transfers do not exceed one hundred thousand dollars ($100,000) in any fiscal year without Lender’s prior written consent, not to be unreasonably withheld;
               (g) transfers of funds into deposit accounts with institutions other than Lender, as expressly permitted under Section 7.10; and
               (h) other assets of Borrowers or their Subsidiaries that do not in the aggregate exceed one hundred thousand dollars ($100,000) during any fiscal year.
     “Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.
     “Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.
     “RHG” means Revolution Health Group LLC, a Delaware limited liability company.
     “Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.
     “Senior Debt” means debt incurred by Borrowers pursuant to that certain Loan and Security Agreement dated as of September 18, 2009 by and between Square 1 Bank, as lender, and the Borrowers, provided that such debt is in an aggregate principal amount not exceeding Twelve Million Dollars ($12,000,000), and consists of a revolving credit facility in which the loans are limited to not more than Eighty Percent (80%) of Borrowers’ outstanding accounts receivable (the “Borrowing Base”), provided that, (i) from the date hereof through January 31, 2010, such debt may consist of a revolving credit facility in which the loans are limited to the Borrowing Base plus Four Million Dollars ($4,000,000), (ii) from February 1, 2010 through March 31, 2010, such debt may consist of a revolving credit facility in which the loans are limited to the Borrowing Base plus Three Million Dollars ($3,000,000); (iii) from April 1, 2010 through May 31, 2010, such debt may consist of a revolving credit facility in which the loans are limited to the Borrowing Base plus Two Million Dollars ($2,000,000); (iv) from June 1, 2010 through July 31, 2010, such debt may consist of a revolving credit facility in which the loans are limited to the Borrowing Base plus One Million Dollars ($1,000,000); and (v) thereafter, such debt may consist of a revolving credit facility in which the loans are limited to the Borrowing Base plus $0; provided, in all instances, that the outstanding aggregate principal amount of such

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debt shall not exceed Twelve Million Dollars ($12,000,000) at any time during the term of the Loan.
     “Subordinated Debt” means any debt incurred by a Borrower that (i) is subordinated in writing to the debt owing by such Borrower to Lender on terms acceptable to Lender in its sole and absolute discretion (and identified as being such by the Borrower and Lender) (including Indebtedness which consists of unsecured bridge loans which are convertible into the Borrower’s next round of equity financing and which do not otherwise mature prior to the Indebtedness evidenced by this Agreement) and (ii) any security for such debt is subordinated to the security interest of Lender granted hereunder.
     “Subordination Agreement” means that certain Subordination Agreement dated on or about the date hereof entered into by and between Lender and Square 1 Bank, as lender under the Senior Debt.
     “Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by any Borrower directly or indirectly through any Subsidiary, and “Subsidiaries” means collectively, each and every Subsidiary.
     “Third Party Equipment” has the meaning given such term in Section 4.8 of this Agreement.
     “Transfer” has the meaning given such term in Section 7.3 of this Agreement.
     “Warrant” means the separate warrant or warrants dated on or about the date hereof in favor of the Lender or its designees to purchase securities of Parent.
     “Wondir Entities” means, collectively, Wondir Health LLC, a Delaware limited liability company and Wondir General, Inc., a Delaware corporation.
          1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all

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terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.
     2. Loan; Repayment.
          2.1 Commitment.
               (a) The Commitment Amount. Subject to the terms and conditions of this Agreement and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender agrees to lend to Borrowers on the Funding Date, the Loan. The Loan made on the Funding Date shall be in the amount of the Commitment Amount.
               (b) The Loan and the Subordinated Note. The joint and several obligations of Borrowers to repay the unpaid principal amount of and interest on the Loan shall be evidenced by a Note issued to Lender.
               (c) Use of Proceeds. The proceeds of the Loan shall be used solely for working capital or general corporate purposes of Borrowers.
               (d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrowers hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Default or Event of Default hereunder, and (ii) the Commitment Termination Date. Notwithstanding the foregoing, Lender’s obligation to lend the undisbursed portion of the Commitment Amount to Borrowers shall terminate if, in Lender’s sole judgment, there has been a material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrowers, whether or not arising from transactions in the ordinary course of business, or there has been any material adverse deviation by Borrowers from the business plan of Borrowers presented to Lender on or before the date of this Agreement.
          2.2 Payments.
               (a) Scheduled Payments. Borrowers shall make payment of accrued interest only on the outstanding principal amount of the Loan on the first twelve (12) Payment Dates specified in the Subordinated Note and an equal payment of principal plus accrued interest on the outstanding principal amount of the Loan on the next thirty (30) Payment Dates as set forth in the Subordinated Note (collectively, the “Scheduled Payments”). Borrowers shall make such Scheduled Payments commencing on the date set forth in the Subordinated Note and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest shall be due and payable in full on the Maturity Date.
               (b) Interim Payment. Unless the Funding Date for the Loan is the first day of a calendar month, Borrowers shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to the Loan on the first Business Day of the next calendar month.

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               (c) Payment of Interest. Borrowers shall pay interest on the Loan at a per annum rate of interest equal to the Loan Rate. All computations of interest (including interest at the Default Rate, if applicable) shall be based on a year of twelve 30-day months.
Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.
               (d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (1) first, to Lender’s Expenses then due and owing; and (2) second to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amount then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.
               (e) Late Payment Fee. Borrowers shall pay to Lender a late payment fee equal to five percent (5%) of any Scheduled Payment not paid when due.
               (f) Default Rate. Borrowers shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrowers under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to the Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due. If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrowers shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.
          2.3 Prepayments.
               (a) Mandatory Prepayment Upon an Acceleration. If the Loan is accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a). hereof, then Borrowers, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if the Borrowers had opted to prepay on the date of such acceleration.
               (b) Voluntary Prepayment. Upon ten (10) Business Days’ prior written notice to Lender, Borrowers may, at their option, at any time, prepay all of the Loan by paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loan; (ii) an amount equal to (A) if the Loan is prepaid within twelve (12) months from the Funding Date thereof, three (3%) percent of the then outstanding principal balance of the Loan, or (B) if the Loan is prepaid more than twelve (12) months from the Funding Date thereof, two (2%) percent of the then outstanding principal balance of the Loan; (iii) the outstanding principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder.

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          2.4 Other Payment Terms.
               (a) Place and Manner. Borrowers shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrowers hereunder shall be made, in immediately available funds, not later than 2:00 p.m. Connecticut time, on the date on which such payment is due. Borrowers shall make such payments to Lender via wire transfer as follows:

Payment via wire transfer to
Compass Horizon:
Credit:	Compass Horizon Funding Company LLC/
Horizon Credit I LLC
Bank Name:	U.S. Bank National Association
Bank Address:	P.O. Box 643857
Cincinnati OH 45264-3857
Account No.:	Lockbox No.: 153910632600
ABA Routing No.:	123000848
Reference:	Waterfront Invoice #
               (b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
          2.5 Procedure for Making the Loan.
               (a) Notice. Borrowers shall notify Lender of the date on which Borrowers desire Lender to make the Loan at least five (5) Business Days in advance of the desired Funding Date, unless Lender elects at its sole discretion to allow the Funding Date to be within five (5) Business Days of Borrowers’ notice. Borrowers’ execution and delivery to Lender of a Note shall be Borrowers’ agreement to the terms and calculations thereunder with respect to the Loan. Lender’s obligation to make the Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.
               (b) Loan Rate Calculation. Prior to the Funding Date, Lender shall establish the Loan Rate with respect to the Loan, which shall be set forth in the Note to be executed by Borrowers with respect to the Loan and shall be conclusive in the absence of a manifest error.
               (c) Disbursement. Lender shall disburse the proceeds of the Loan by wire transfer to Borrowers at the account specified in the Funding Certificate for the Loan.
          2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.
               (a) Good Faith Deposit. Parent has delivered to Lender a good faith deposit in the amount of Twenty Five Thousand Dollars ($25,000) (the “Good Faith Deposit”). The Good Faith Deposit will be credited to the Commitment Fee. If the Funding Date does not

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occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.
               (b) Legal, Due Diligence and Documentation Expenses. Concurrently with their execution and delivery of this Agreement, Borrowers shall pay Lender’s legal fees in connection with the negotiation and documentation of this Agreement and the Loan Documents in an amount not to exceed Fifteen Thousand Dollars ($15,000), plus any and all out of pocket expenses in connection with conducting legal due diligence and perfecting on the Collateral.
               (c) Commitment Fee. Borrowers shall pay Lender concurrently with their execution and delivery of this Agreement a commitment fee in the amount of Fifty Thousand Dollars ($50,000) (the “Commitment Fee”). The Commitment Fee shall be retained by Lender and be deemed fully earned upon receipt.
     3. Conditions of Loan.
          3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document, in which case such condition or document shall be a condition precedent to the making of the Loan and shall be deemed added to Section 3.2):
               (a) Loan Agreement. This Agreement duly executed by Borrowers and Lender.
               (b) Warrant. The Warrant duly executed by Borrowers.
               (c) Secretary’s Certificate. A certificate of the secretary or assistant secretary of each Borrower with copies of the following documents attached: (i) each Organizational Document of Borrowers certified by Borrowers as being complete and in full force and effect on the date thereof, (ii) incumbency and specimen signatures of each Responsible Officer executing any Loan Document or any other document delivered in connection herewith on behalf of Borrowers, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.
               (d) Good Standing Certificates. A good standing certificate from the Secretary of State of the state of each Borrower’s organization, dated as of a recent date.
               (e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.
               (f) Consents. All necessary consents of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrant and the other Loan Documents.
               (g) Legal Opinion. A legal opinion of Borrowers’ counsel substantially in the form set forth in Exhibit D hereto.

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               (h) Account Control Agreements. Account Control Agreements for all of Borrowers’ deposit accounts and accounts holding securities duly executed by all of the parties thereto, in the forms provided by or reasonably acceptable to Lender.
               (i) Grants of Security Interests in Intellectual Property. Grants of security interests in any U.S. federally registered Intellectual Property, in the forms provided by Lender.
               (j) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.
          3.2 Conditions Precedent to Making the Loan. The obligation of Lender to make the Loan is further subject to the following conditions:
               (a) No Default. No Default or Event of Default shall have occurred and be continuing.
               (b) Note. Borrowers shall have duly executed and delivered to Lender a Note in the amount of the Loan.
               (c) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Lender pursuant to Section 4. Borrowers authorize Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements it deems necessary to perfect its security interest in the Collateral.
               (d) Funding Certificate. Borrowers shall have duly executed and delivered to Lender a Funding Certificate for Loan.
               (e) Subordination Agreement. The Subordination Agreement shall have been executed and delivered by the parties thereto.
               (f) Other Documents. Such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.
          3.3 Covenant to Deliver. Borrowers agree (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to the Loan, if the Loan is advanced. Borrowers expressly agree that the extension of the Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrowers’ obligation to deliver such item, and any such extension in the absence of a required item shall be in Lender’s sole discretion.
     4. Creation of Security Interest.
          4.1 Grant of Security Interest. Each Borrower grants to Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to

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secure prompt, full and complete performance by each Borrower of each of its covenants and duties under each of the Loan Documents (other than the Warrant). The “Collateral” shall mean and include all right, title, interest, claims and demands of Borrowers in and to all personal property of each Borrower, including without limitation, all of the following:
               (a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including, without limitation, all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;
               (b) All inventory now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of any Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Borrower’s books relating to any of the foregoing;
               (c) All contract rights and general intangibles (including Intellectual Property), now owned or hereafter acquired, including, without limitation, goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;
               (d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any of the Borrowers arising out of the sale or lease of goods, the licensing of technology or the rendering of services by any of the Borrowers (subject, in each case, to the contractual rights of third parties to require funds received by any of the Borrowers to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by any of the Borrowers and any of Borrowers’ books relating to any of the foregoing;
               (e) All documents, cash, deposit accounts, letters of credit (whether or not the letter of credit is evidenced by a writing), certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including, without limitation, all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and any of the Borrowers’ books relating to the foregoing; and
               (f) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including, without limitation,

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insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.
          4.2 After-Acquired Property. If any Borrower shall at any time acquire a commercial tort claim, as defined in the Code, such Borrower shall immediately notify Lender in writing signed by such Borrower of the brief details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.
          4.3 Duration of Security Interest. Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations and termination of Lender’s commitment to fund the Loan, whereupon such security interest shall terminate. Lender shall, at Borrowers’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.
          4.4 Location and Possession of Collateral. The Collateral is in the possession of Borrowers at their locations listed on the cover page hereof or as set forth in the Disclosure Schedule. Borrowers shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Lender for perfection of its security interest therein) and so long as no Event of Default has occurred, shall be entitled to manage, operate and use the same and each part thereof with the rights and franchises appertaining thereto; provided that the possession, enjoyment, control and use of the Collateral shall at all time be subject to the observance and performance of the terms of this Agreement.
          4.5 Delivery of Additional Documentation Required. Borrowers shall from time to time execute and deliver to Lender, at the request of Lender, all financing statements and other documents Lender may reasonably request, in form satisfactory to Lender, to perfect and continue Lender’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.
          4.6 Right to Inspect. Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours, to inspect Borrowers’ books and records and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.
          4.7 Intellectual Property.
               (a) Registration of Existing and Future Copyrights. At Lender’s request, Borrowers shall register or cause to be registered with the United States Copyright Office (i) any software (material to the business of any Borrower) developed or acquired by any Borrower in connection with any product developed or acquired for sale or licensing (ii) any software (material to the business of any Borrower) developed or acquired by any Borrower hereafter from time to time in connection with any product developed or acquired for sale or

17.

licensing, and (iii) any major revisions or upgrades to any software that has previously been registered by or on behalf of any Borrower with the United States Copyright Office.
               (b) Additional Intellectual Property. Borrowers shall promptly notify Lender on or before the federal registration or filing by any Borrower of any patent or patent application, or trademark or trademark application, or copyright or copyright application and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.
               (c) Protection of Intellectual Property. Borrowers shall (i) protect, defend and maintain the validity and enforceability of their Intellectual Property and promptly advise Lender in writing of material infringements, and (ii) not allow any Intellectual Property material to any Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.
          4.8 Lien Subordination. Lender agrees that the Liens granted to it hereunder shall be subordinate to the Liens to secure the Senior Debt pursuant to the Subordination Agreement. Lender agrees that the Liens granted to it hereunder in Third Party Equipment shall be subordinate to the Liens of future lenders providing equipment financing and equipment lessors for equipment and other personal property acquired by Borrower after the date hereof (“Third Party Equipment”); provided that in the case of equipment financings and leasing such Liens are confined solely to the equipment so financed and the proceeds thereof and are Permitted Liens. Notwithstanding the foregoing, the Obligations hereunder shall not be subordinate in right of payment to any obligations to other equipment lenders or equipment lessors and Lender’s rights and remedies hereunder shall not in any way be subordinate to the rights and remedies of any such lenders or equipment lessors. So long as no Event of Default has occurred, Lender agrees to execute and deliver such agreements and documents as may be reasonably requested by Borrowers from time to time which set forth the lien subordination described in this Section 4.8 and are reasonably acceptable to Lender. Lender shall have no obligation to execute any agreement or document which would impose obligations, restrictions or lien priority on Lender which are less favorable to Lender than those described in this Section 4.8.
     5. Representations and Warranties. Except as set forth in the Disclosure Schedule, each Borrower represents and warrants as follows:
          5.1 Organization and Qualification. Each Borrower is duly organized and validly existing under the laws of its state of organization or incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of Property requires that it be so qualified or in which the Collateral is located, except for such states as to which any failure to so qualify would not have a Material Adverse Effect.
          5.2 Authority. Borrowers have all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which they are a party. Borrowers have all requisite power and authority to own and operate their Property

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and to carry on their businesses as now conducted. Borrowers have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business.
          5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which any Borrower is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the Organizational Documents of any Borrower or any law or any regulation, order, writ, injunction or decree of any court or governmental instrumentality or any material agreement or instrument to which any Borrowers is a party or by which any Borrower or any of its Property is bound or to which any Borrower or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.
          5.4 Authorization; Enforceability. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (i) the valid execution and delivery of any Loan Document to which any Borrower is a party, (ii) the performance of Borrowers’ obligations under any Loan Document, or (iii) the granting of the security interest in the Collateral, except for filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrant. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of Borrowers, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.
          5.5 Collateral. Each Borrower has rights in or the power to transfer its Collateral, and its title to the Collateral in which it has an interest is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. Other than movable items of personal property such as laptop computers, all Collateral having an aggregate book value in excess of two hundred fifty thousand dollars ($250,000) is located solely in the Collateral States. Borrowers have not received any communications alleging that Borrowers have violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person. Borrowers have no knowledge of any infringement or violation by them of the intellectual property rights of any third party and has no knowledge of any violation or infringement by a third party of any of their Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of Borrowers.
          5.6 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. Except as disclosed in the Disclosure Schedule, Borrowers have not done business under any name other than those specified on the signature page hereof. Borrowers’ jurisdiction of incorporation or organization, chief executive office, principal place of business, and the place where each Borrower maintains its records concerning its owned Collateral are presently located in the state and at the address set forth on the cover page of this Agreement. The Collateral is presently located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule.

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          5.7 Litigation. Except as set forth in the Disclosure Schedule, there are no actions or proceedings pending by or against any Borrower or any Subsidiary before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.
          5.8 No Material Adverse Change in Financial Statements. All consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial statements related to a Borrower and any Subsidiary that are delivered by such Borrower to Lender fairly present in all material respects such Borrower’s consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial condition as of the date thereof and such Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or in the consolidating (when financials are prepared on a consolidating basis) financial condition of any Borrower since the date of the most recent of such financial statements submitted to Lender.
          5.9 No Material Adverse Effect. No Material Adverse Effect has occurred since December 31, 2008.
          5.10 Full Disclosure. No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Lender taken together with all such certificates and written statements furnished to Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in light of the circumstances in which they were made, it being recognized by Lender that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.
          5.11 Solvency; Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and no Borrower is left with unreasonably small capital after the transactions contemplated by this Agreement.
          5.12 Subsidiaries. Borrowers have no Subsidiaries, except those set forth on the Disclosure Schedule.
          5.13 Catastrophic Events; Labor Disputes. None of the Borrowers nor any of their properties is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any of the Borrowers are party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any of the Borrowers, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

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     6. Affirmative Covenants. Each of the Borrowers, until the full and complete payment of the Obligations, covenants and agrees that:
          6.1 Good Standing. Each Borrower shall maintain its corporate existence and good standing in its jurisdiction of incorporation or organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the financial condition, operations or business of any of the Borrowers. Each Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a material adverse effect on any Borrowers’ financial condition, operations or business.
          6.2 Government Compliance. Each Borrower shall comply with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to materially adversely affect the financial condition, operations or business of any of the Borrowers.
          6.3 Financial Statements, Reports. Certificates. Parent shall deliver to Lender: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and (as and when prepared by Borrower in the ordinary course) consolidating balance sheet and income statement covering Borrowers’ operations during such period, in a form reasonably acceptable to Lender and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrowers’ fiscal year, audited consolidated and (as and when prepared by Borrower in the ordinary course) consolidating financial statements of Borrowers prepared in accordance with GAAP, consistently applied, together with an opinion which is either unqualified, qualified only for going concern so long as Borrowers’ investors provide additional equity as needed or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (c) annual budget approved by Borrowers’ Board of Directors as soon as available but not later than sixty (60) days after the beginning of the applicable fiscal year; (d) if applicable, copies of all statements, reports and notices sent or made available generally by a Borrower to any holders of Subordinated Debt, and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; and (e) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against a Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to a Borrower or any Subsidiary of two hundred fifty thousand dollars ($250,000) or more.
          6.4 Certificates of Compliance. Each time financial statements are furnished pursuant to Section 6.3 above, Borrowers shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in Exhibit E hereto.
          6.5 Notice of Defaults. As soon as possible and in any event within three (3) calendar days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrowers have taken or propose to take with respect thereto.

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          6.6 Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof satisfactory to Lender indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower or such Subsidiary.
          6.7 Use; Maintenance. Borrowers shall keep and maintain all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral in good and merchantable condition, free from all material defects except for equipment and other similar types of personal property that form any significant portion or portions of the Collateral (i) sold in the ordinary course of business, and (ii) for which adequate reserves have been made, in all cases in the United States and such other locations as to which Borrowers give prior written notice.
          6.8 Insurance. Each Borrower, at its expense, shall (i) keep the Collateral insured against loss or damage, and (ii) maintain liability and other insurance, in each case in as ordinarily insured against by other owners in businesses similar to such Borrower’s. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Lender, showing Horizon Technology Finance Management LLC, its agent as an additional loss payee, and all liability insurance policies shall show Horizon Technology Finance Management LLC, its agent as an additional insured and specify that the insurer must give at least twenty (20) days notice to Horizon Technology Finance Management LLC before canceling its policy for any reason. Within thirty (30) days of the Funding Date, each Borrower shall cause to be furnished to Lender a copy of its policies or certificate of insurance including any endorsements covering Lender or showing Horizon Technology Finance Management LLC, Lender’s agent as an additional insured. Upon Lender’s request, each Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments. Proceeds payable under any casualty policy will, at the relevant Borrower’s option, be payable to such Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a security interest, provided that if an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender’s option, be payable as directed by Horizon Technology Finance Management LLC to be applied on account of the Obligations.
          6.9 Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Agreement, including without limitation, the continued perfection and priority of Lender’s security interest in the Collateral.
          6.10 Subsidiaries. Borrowers, upon Lender’s request, shall cause any Subsidiary of any of the Borrowers to provide Lender with a guaranty of the Obligations and a

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security interest in the personal property of such Subsidiary to secure such guaranty, subject the prior security interest of the Senior Debt.
     7. Negative Covenants. Each Borrower, until the full and complete payment of the Obligations, covenants and agrees that such Borrower shall not:
          7.1 Chief Executive Office. Change its name, jurisdiction of incorporation or organization, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without thirty (30) days prior written notice to Lender.
          7.2 Liens. Create, incur, assume or allow any Lien with respect to its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person (other than (i) the licensors of in-licensed property with respect to such property or (ii) the lessors of specific equipment or lenders financing specific equipment with respect to such leased or financed equipment) that such Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Borrower’s property.
          7.3 Dispositions of Collateral. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than Permitted Transfers.
          7.4 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, except that such Borrower may (i) repurchase the stock of former officers, directors, employees, and consultants pursuant to stock repurchase agreements as long as (x) the aggregate amount of cash used to repurchase such stock does not exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year and (y) an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the stock of former officers, directors, employees, and consultants pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former officers, directors, employees, and consultants to such Borrower regardless of whether an Event of Default exists.
          7.5 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into a Borrower), or acquire, or permit any of their Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person except where (a) each of the following conditions is applicable: (i) the consideration paid in connection with such transactions (including assumption of liabilities) does not in the aggregate exceed Two Million Dollars ($2,000,000) in any calendar year during the term hereof, (ii) no Event of Default has occurred, is continuing or would exist after giving effect to such transactions, (iii) such transactions do not result in a Change in Control, and (iv) such Borrower is the surviving entity; or (b) the Obligations are repaid in full concurrently with the closing of any merger or consolidation of such Borrower in which such Borrower is not the surviving entity; provided however, that Parent shall notify Lender in writing

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prior to entering into any transaction of the type described above, regardless of the amount of consideration.
          7.6 Transactions With Affiliates/Subsidiaries. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of such Borrower except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
          7.7 Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Borrower an obligation to prepay any Indebtedness, except Indebtedness to Lender.
          7.8 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
          7.9 Compliance. Become an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrowers’ business or operations or could reasonably be expected to cause a material adverse change, or permit any of its Subsidiaries to do so.
          7.10 Accounts. Maintain any deposit account or account holding securities owned by any of the Borrowers except accounts with respect to which Lender is able to take such actions as it deems necessary to obtain a perfected security interest in such accounts through one or more Account Control Agreements; provided, that Borrowers may maintain depository and operating accounts outside of Square 1 Bank, or where a security interest has not been granted by Borrowers in favor of Lender (x) for a security deposit for Paymentech not to exceed Two Million Two Hundred Thousand Dollars ($2,200,000) without Lender’s prior written consent, not to be unreasonably withheld; (y) up to One Million One Hundred Thousand Dollars ($1,100,000) for a security deposit (to secure a letter of credit) to support Parent’s leasing of office space in New York, NY; and (z) up to one hundred fifty thousand dollars ($150,000) (on a rolling basis) to support Everyday Health India.
          7.11 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of any subordination agreement entered into in connection with such subordinated debt, or amend any provision affecting Lender’s rights contained in any documentation relating to the Subordinated Debt without Lender’s prior written consent.

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          7.12 Equipment and Personal Property. Store all items of equipment and other similar types of personal property that form any significant portion or portions of the Collateral of a book value in excess of two hundred fifty thousand ($250,000) with a bailee, warehouseman, collocation facility or similar third party unless the third party has been notified of Lender’s security interest and (a) Borrower has used commercially reasonable efforts to obtain a Landlord Agreement for each location where Borrowers’ books and records and the Collateral is located (unless Borrowers are the fee owners of such location), subject to the Subordination Agreement or (b) Lender is in possession of the warehouse receipt, where negotiable, covering such Collateral. Except for inventory sold in the ordinary course of business and for movable items of personal property having an aggregate book value not in excess of two hundred fifty thousand ($250,000), and except for such other locations as Lender may approve in writing, each Borrower shall keep such Collateral only at the location of Borrowers set forth on the cover page hereto or in the Disclosure Schedule and such other locations of which such Borrower gives Lender prior written notice and as to which Lender is able to take such actions as may be necessary to perfect its security interest or to obtain a bailee’s acknowledgment of Lender’s rights in the Collateral.
     8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrowers under this Agreement:
          8.1 Failure to Pay. If Borrowers fail to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (i) any Scheduled Payment within three (3) Business Days after the relevant Payment Date or the Maturity Date or (ii) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.
          8.2 Certain Covenant Defaults. If any of the Borrowers fail to perform any obligation under Section 6.8 or violate any of the covenants contained in Section 7 of this Agreement.
          8.3 Other Covenant Defaults. If any Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents and Borrowers have failed to cure such default within fifteen (15) days after a Borrower receives notice, or any officer of a Borrower becomes aware, of such default; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrowers be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default.
          8.4 Intentionally Omitted.
          8.5 Seizure of Assets, Etc. If any material portion of any of the Borrowers’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten

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(10) days, or if any of the Borrowers are enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of any of the Borrowers’ assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of the Borrowers’ assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after any of the Borrowers receive notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by any of the Borrowers.
          8.6 Default on Indebtedness. If there is a default or other failure to perform in any agreement to which any of the Borrowers are a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of $250,000 or that would reasonably be expected to have a Material Adverse Effect; provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured or waived for purposes of this Agreement upon Lender receiving written notice from the party asserting such default of such cure or waiver of the default under such other agreement, if at the time of such cure or waiver under such other agreement (a) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto; (b) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (c) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could in the good faith judgment of Lender be materially less advantageous to Borrowers.
          8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred Fifty Thousand Dollars ($250,000) shall be rendered against any of the Borrowers and shall remain unsatisfied and unstayed for a period of ten (10) days or more.
          8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Lender by any of the Borrowers or any officer, employee, agent, or director of any of the Borrowers.
          8.9 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any of the Borrowers shall assert that any Loan Document are not, a legal, valid and binding obligation of the Borrowers enforceable in accordance with its terms.
          8.10 Involuntary Insolvency Proceeding. If a proceeding shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of any of the Borrowers in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of any of the Borrowers or for any substantial part of any of their Property, or for the winding-up or liquidation of their affairs, and

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such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or such court shall enter a decree or order granting the relief sought in such proceeding.
          8.11 Voluntary Insolvency Proceeding. If any of the Borrowers shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of any of the Borrowers or for any substantial part of any of their Property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing.
     9. Lender’s Rights and Remedies.
          9.1 Rights and Remedies. Upon the occurrence of any Default or Event of Default, Lender shall not have any further obligation to advance money or extend credit to or for the benefit of Borrowers. Subject to the rights of Square 1 Bank, if any, under the Subordination Agreement, upon the occurrence of an Event of Default, Lender shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Lender may, at its election, without notice of election and without demand, do any one or more of the following, all of which are authorized by Borrowers:
               (a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loan had been voluntarily prepaid, (iii) the unpaid principal balance of the Loan and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided, that upon the occurrence of an Event of Default described in Section 8.10 or Section 8.11 all Obligations shall become immediately due and payable without any action by Lender);
               (b) Protection of Collateral. Make such payments and do such acts as Lender considers necessary or reasonable to protect Lender’s security interest in the Collateral. Borrowers agree to assemble the Collateral if Lender so requires and to make the Collateral available to Lender as Lender may designate. Borrowers authorize Lender and its designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of the Borrowers’ owned premises, each Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
               (c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for

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herein) the Collateral. Lender and its agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any of the Borrowers’ Intellectual Property, including without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by any of the Borrowers or in which any of the Borrowers now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Lender’s exercise of its remedies hereunder;
               (d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including any of the Borrowers’ premises) as Lender determines are commercially reasonable; and
               (e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.
Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.
          9.2 Set Off Right. Lender may set off and apply to the Obligations any and all indebtedness at any time owing to or for the credit or the account of any of the Borrowers or any other assets of Borrowers in Lender’s possession or control.
          9.3 Effect of Sale. Upon the occurrence of an Event of Default, to the extent permitted by law, each Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for themselves and on behalf of each and every Person, except decree or judgment creditors of Borrowers, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that they will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrowers in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrowers, their successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrowers, their successors or assigns.

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          9.4 Power of Attorney in Respect of the Collateral. Subject to the rights of Square 1 Bank, if any, under the Subordination Agreement, each Borrower does hereby irrevocably appoint Lender (which appointment is coupled with an interest), the true and lawful attorney in fact of Borrowers with full power of substitution, for them and in their name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect, or to continue the perfection of Lender’s security interests in the Collateral. Borrowers do hereby irrevocably appoint Lender (which appointment is coupled with an interest) on the occurrence of an Event of Default, the true and lawful attorney in fact of Borrowers with full power of substitution, for them and in their name: (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Lender were Borrowers themselves; (b) to receive payment of and to endorse the name of Borrowers to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Lender’s possession or under Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrowers or otherwise, which Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Lender in and to the Collateral; (e) endorse Borrowers’ names on any checks or other forms of payment or security; (f) sign Borrowers’ name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrowers’ insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Lender determines reasonable; (i) transfer the Collateral into the name of Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Lender were the outright owner of the Collateral.
          9.5 Lender’s Expenses. If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Lender may do any or all of the following: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Lender deems prudent. Any amounts paid or deposited by Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Borrowers shall pay all reasonable fees and expenses, including without limitation, Lender’s Expenses, incurred by Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.
          9.6 Remedies Cumulative. Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Subject to the rights of Square 1 Bank, if any, under the Subordination Agreement, Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrowers’ part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

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          9.7 Application of Collateral Proceeds. Subject to the rights of Square 1 Bank, if any, under the Subordination Agreement,, the proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Lender, at the time of or received by Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:
               (a) First, to the payment of out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable legal expenses and attorneys’ fees, incurred or made hereunder by Lender, including, without limitation, Lender’s Expenses;
               (b) Second, to the payment to Lender of the amount then owing or unpaid on the Loan for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan has been voluntarily prepaid, the principal balance of the Loan, and all other Obligations with respect to the Loan (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loan, then to the unpaid interest thereon, then to the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loan had been voluntarily prepaid, then to the principal balance of the Loan, and then to the payment of other amounts then payable to Lender under any of the Loan Documents); and
               (c) Third, to the payment of the surplus, if any, to Borrowers, their successors and assigns, or to the Person lawfully entitled to receive the same.
          9.8 Reinstatement of Rights. If Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Lender shall be restored to its former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.
     10. Waivers; Indemnification.
          10.1 Demand; Protest. Borrowers waive demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Lender on which Borrowers may in any way be liable.
          10.2 Lender’s Liability for Collateral. So long as Lender complies with its obligations, if any, under the Code, Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

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          10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:
               (a) General Indemnity. Borrowers agree upon demand to pay or reimburse Lender for all liabilities, obligations and out-of-pocket expenses, including Lender’s Expenses and reasonable fees and expenses of counsel for Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrowers shall indemnify, reimburse and hold Lender, and each of its respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrowers’ property), or bodily injury to or death of any person (including any agent or employee of Borrowers) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loan or otherwise, the falsity of any representation or warranty of Borrowers or Borrowers’ failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrowers, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort, or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrowers shall not indemnify any Indemnified Person for any liability incurred as a direct result of Lender’s gross negligence or willful misconduct. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Lender’s written demand, Borrowers shall assume and diligently conduct, at their sole cost and expense, the entire defense of Lender, each of its members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrowers shall not settle or compromise any Claim against or involving Lender without first obtaining Lender’s written consent thereto, which consent shall not be unreasonably withheld.
               (b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWERS AGREE THAT THEY SHALL NOT SEEK FROM LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

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               (c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrowers shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrowers. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.
     11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for consolidated financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by prepaid facsimile to Borrower or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrowers:	Waterfront Media Inc.
Revolution Health Group LLC
Carepages, Inc.
45 Main Street
Brooklyn, New York 11201
Attention: Alan Shapiro, Senior Vice President & General Counsel
Fax: (718) 797-0582
Ph: (718) 249-2837

If to Lender:	Compass Horizon Funding Company LLC
76 Batterson Park Road
Farmington, CT 06032
Attention: Legal Department
Fax: (860) 676-8655
Ph: (860) 676-8654
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     12. General Provisions.
          12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrowers without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrowers to sell, transfer, assign, negotiate, or grant participations in all or any part of, or any interest in Lender’s rights and benefits hereunder. Lender may disclose the Loan Documents and any other financial or other information relating to Borrowers or any Subsidiary to any potential participant or assignee of any of the Loan; provided further, that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures

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that it uses to protect its own confidential information. Borrowers hereby authorize and direct Lender, for and on behalf of the Borrowers, to maintain a record of ownership of the Note and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of the Notes and any interests therein. Notwithstanding any other provision of this Agreement or the Loan Documents, the right to the principal of, and stated interest on, the Note may be transferred only through such book-entry system.
          12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
          12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.4 Entire Agreement; Construction; Amendments and Waivers.
               (a) Entire Agreement. This Agreement and each of the other Loan Documents dated as of the date hereof, taken together, constitute and contain the entire agreement between Borrowers and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrowers acknowledge that they are not relying on any representation or agreement made by Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.
               (b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the Borrowers and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrowers or Lender. Borrowers and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrowers’ or Lender’s actual intentions.
               (c) Amendments and Waivers. Any and all discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender. Any and all amendments and modifications of this Agreement or of any of the other Loan Documents shall not be effective without the written consent of Lender and Borrowers. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrowers in any case shall entitle Borrowers to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Lender and on Borrowers.
          12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by any of the Borrowers shall be deemed to be material to and to have been relied upon by Lender, notwithstanding any investigation by Lender.

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          12.6 No Set-Offs by Borrowers. All sums payable by any of the Borrowers pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.
          12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.
          12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrowers to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.
     13. Relationship of Parties. Borrowers and Lender acknowledge, understand and agree that the relationship between Borrowers, on the one hand, and Lender, on the other, is, and at all time shall remain solely that of borrowers and lender. Lender shall not under any circumstances be construed to be a partner or a joint venturer of Borrowers or any of their Affiliates; nor shall Lender under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrowers or any of their Affiliates, or to owe any fiduciary duty to Borrowers or any of their Affiliates. Lender does not undertake or assume any responsibility or duty to Borrowers or any of their Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrowers or any of their Affiliates of any matter in connection with its or their Property, any Collateral held by Lender or the operations of Borrowers or any of their Affiliates. Borrowers and each of their Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Lender in connection with such matters is solely for the protection of Lender and neither Borrowers nor any Affiliate is entitled to rely thereon.
     14. Confidentiality. All information (other than periodic reports filed by Borrowers with the Securities and Exchange Commission) disclosed by Borrowers to Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Lender agrees to use the same degree of care to safeguard and prevent disclosure of such confidential information as Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Lender shall not disclose such information to any third party (other than to Lender’s members, partners, attorneys, governmental regulators, or auditors, or to Lender’s subsidiaries and affiliates and prospective transferees and purchasers of the Loan, all subject to the same confidentiality obligation set forth herein or as required by law, regulation, subpoena or other order to be disclosed) and shall use such information only for

34.

purposes of evaluation of its investment in Borrowers and the exercise of Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (a) was known to the public prior to disclosure by Borrowers under this Agreement, (b) becomes known to the public through no fault of Lender, (c) is disclosed to Lender by a third party having a legal right to make such disclosure, or (d) is independently developed by Lender. Notwithstanding the foregoing, Lender’s agreement of confidentiality shall not apply if Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Lender’s security interest in the Collateral.
     15. Co-Borrower Provisions.
          15.1 Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall, unless earlier terminated, remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Lender and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if the Loan or Obligations were advanced to such Borrower. Lender may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers.
          15.2 Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Lender may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.
          15.3 Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of the Loan on behalf of each Borrower and to apply to Lender on behalf of each Borrower for funding of the Loan, any waivers and any consents. This authorization cannot be revoked, and Lender need not inquire as to each Borrower’s authority to act for or on behalf of another Borrower.
          15.4 Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Lender under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 15.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 15.4 such Borrower shall hold such payment in trust for Lender and such payment shall be promptly delivered to Lender for application to the Obligations, whether matured or unmatured.

35.

          15.5 Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under any statutory or common law suretyship defenses or marshalling rights, now and hereafter in effect.
          15.6 Right to Settle, Release.
               (a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Lender may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.
               (b) Without affecting the liability of any Borrower hereunder, Lender may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.
          15.7 Subordination. Except for the Senior Debt, all indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.
     16. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CONNECTICUT, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. EACH OF THE BORROWERS AND LENDER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CONNECTICUT. BORROWERS AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.
[Remainder of page intentionally left blank.]

36.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWERS:
WATERFRONT MEDIA INC.

By: Name:	/s/ Alan Shapiro Alan Shapiro
Title:	Senior Vice President and General Counsel

REVOLUTION HEALTH GROUP LLC

By:	Waterfront Media Inc.

Its:	Sole Member

By:	/s/ Alan Shapiro
Name:	Alan Shapiro
Title:	Senior Vice President and General Counsel

CAREPAGES, INC.

By: Name:	/s/ Alan Shapiro Alan Shapiro
Title:	President

37.

LENDER:

COMPASS HORIZON FUNDING COMPANY LLC
By: Horizon Technology Finance Management LLC, its adviser

By: Name:	/s/ Gerald A. Michaud Gerald A. Michaud
Title:	President

38.

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Form of Note
Exhibit D	Form of Opinion from Borrower’s Counsel
Exhibit E	Form of Officer’s Certificate

39.

EXHIBIT A
DISCLOSURE SCHEDULE

EXHIBIT B
FUNDING CERTIFICATE
The undersigned, being the duly elected and acting                                          of WATERFRONT MEDIA INC., a Delaware corporation (“Parent”), REVOLUTION HEALTH GROUP LLC, a Delaware limited liability company (“RHG”) and CAREPAGES, INC., a Delaware corporation (“Carepages” and, together with Parent and RHG, each a “Borrower” and collectively, “Borrowers”), do hereby certify to COMPASS HORIZON FUNDING COMPANY LLC (the “Lender”) in connection with that certain Venture Loan and Security Agreement dated as of October ___, 2009 by and between Borrowers and Lender (the “Loan Agreement”) with other capitalized terms used below having the meanings ascribed thereto in the Loan Agreement) that:
     1. The representations and warranties made by Borrowers in Section 5 of the Loan Agreement and in the other Loan Documents are true and correct as of the date hereof.
     2. No event or condition has occurred that would constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document.
     3. Borrowers are in compliance with the covenants and requirements contained in Sections 4, 6 and 7 of the Loan Agreement.
     4. All conditions referred to in Section 3 of the Loan Agreement to the making of the Loan to be made on or about the date hereof have been satisfied.
     5. No material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Borrowers, whether or not arising from transactions in the ordinary course of business, has occurred.
     6. The proceeds for the Loan shall be disbursed as follows:

Disbursement from Lender:
Loan Amount		$5,000,000
Less:
Legal Fees	$
Balance of Commitment Fee		$25,000
Net Proceeds due from Lender:	$

2

7.	The aggregate net proceeds of the Loan in the amount of $ shall be transferred to Borrower’s account as follows:

Account Name:	Waterfront Media Inc
Bank Name:	Square 1 Bank
Bank Address:	406 Blackwell Street
Durham, NC 27701
Account Number:	103645
ABA Number:	053112615

Dated: October ___, 2009
BORROWERS: WATERFRONT MEDIA INC.

By:

Name:

Title:

REVOLUTION HEALTH GROUP LLC

By:

Name:

Title:

CAREPAGES, INC.

By:

Name:

Title:

3

EXHIBIT C
Payment of the principal of and interest on this note and all other rights, hereunder and under any agreement relating to or under which this note is issued, are, as provided therein, subordinated, pursuant to a certain Subordination Agreement, dated on or about the date hereof (the “Subordination Agreement”) between Square 1 Bank and Compass Horizon Funding Company LLC, to the prior payment in full of the Senior Debt (as defined in the Loan Agreement (as defined below)), whether now or hereafter outstanding. Each Person that is not a party to, or otherwise bound by, the Subordination Agreement, and who is entitled to assert any right hereunder, by asserting such right, agrees to be a subordinated creditor, subject to the terms of the Subordination Agreement.
SUBORDINATED SECURED PROMISSORY NOTE

$5,000,000	Dated: October ___, 2009
     FOR VALUE RECEIVED, the undersigned, WATERFRONT MEDIA INC., a Delaware corporation (“Parent”), REVOLUTION HEALTH GROUP LLC, a Delaware limited liability company (“RHG”) and CAREPAGES, INC., a Delaware corporation (“Carepages” and, together with Parent and RHG, each a “Borrower” and collectively, “Borrowers”), HEREBY JOINTLY AND SEVERALLY PROMISE TO PAY to COMPASS HORIZON FUNDING COMPANY LLC, a Delaware limited liability company (“Lender”) the principal amount of Five Million Dollars ($5,000,000) or such lesser amount as shall equal the outstanding principal balance of the Loan (the “Loan”) made to Borrowers by Lender pursuant to the Loan Agreement, and to pay all other amounts due with respect to the Loan on the dates and in the amounts set forth in the Loan Agreement.
     Interest on the principal amount of this Note from the date of this Note shall accrue at the Loan Rate or, if applicable, the Default Rate. The Loan Rate for this Note is ___% per annum based on a year of twelve 30-day months. If the Funding Date is not the first day of the month, interim interest accruing from the Funding Date through the last day of that month shall be paid on the first calendar day of the next calendar month. Commencing December 1, 2009, through and including November 1, 2010, on the first day of each month (each an “Interest Payment Date”) Borrowers shall make payments of accrued interest only on the outstanding principal amount of the Loan in the amount of                      Dollars ($                    ). Commencing on December 1, 2010, and continuing on the first day of each month thereafter through and including May 1, 2013 (each a “Principal and Interest Payment Date” and, collectively with each Interest Payment Date, each a “Payment Date”), Borrowers shall make to Lender an equal payment of principal plus accrued interest on the then outstanding principal amount due hereunder each in the amount of                      Dollars ($                    ). If not sooner paid, all outstanding amounts hereunder and under the Loan Agreement shall become due and payable on May 1, 2013.
     Principal, interest and all other amounts due with respect to the Loan, are payable in lawful money of the United States of America to Lender as set forth in the Loan Agreement. The principal

1.

amount of this Note and the interest rate applicable thereto, and all payments made with respect thereto, shall be recorded by Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Note.
     This Note is referred to in, and is entitled to the benefits of, the Venture Loan and Security Agreement dated as of the date hereof by and among Borrowers and Lender (the “Loan Agreement”). The Loan Agreement, among other things, (a) provides for the making of a secured Loan to Borrowers, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, subject to the terms of the Subordination Agreement.
     This Note may not be prepaid, except as set forth in Section 2.3 of the Loan Agreement.
     This Note and the obligation of Borrowers to repay the unpaid principal amount of the Loan, interest on the Loan and all other amounts due Lender under the Loan Agreement is secured under the Loan Agreement.
     Presentment for payment, demand, notice of protest and all other demands and notices of any kind in connection with the execution, delivery, performance and enforcement of this Note are hereby waived.
     This Note may not be assigned in whole or in part by Lender to any Person, unless such assignment is made expressly subject to the Subordination Agreement and the assignee agrees, in a manner in form and substance satisfactory to Square 1 Bank in its sole and absolute discretion, to be bound by the Subordination Agreement
     Borrowers shall pay all reasonable fees and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred by Lender in the enforcement or attempt to enforce any of Borrowers’ obligations hereunder not performed when due. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Connecticut.
     IN WITNESS WHEREOF, Borrowers has caused this Note to be duly executed by one of its officers thereunto duly authorized on the date hereof.

BORROWERS: WATERFRONT MEDIA INC.

By:
Name:
Title:

REVOLUTION HEALTH GROUP LLC

By:
Name:
Title:

CAREPAGES, INC.

By:
Name:
Title:

2

EXHIBIT D
FORM OF OPINION
October 8, 2009

To:	Compass Horizon Funding Company LLC 76 Batterson Park Road Farmington, CT 06032
Ladies and Gentlemen:
     We have acted as counsel to Waterfront Media, Inc., a Delaware corporation (“Waterfront”), Revolution Health Group LLC, a Delaware limited liability company (“RHG”) and Carepages, Inc., a Delaware corporation (“Carepages” and, together with Waterfront and RHG, collectively, the "Borrowers”) in connection with (i) the Venture Loan and Security Agreement dated as of the date hereof (the “Loan Agreement”) by and between the Borrowers and Compass Horizon Funding Company LLC (the “Lender”), (ii) the Warrant to Purchase Shares of Series F Preferred Stock dated as of the date hereof by Waterfront in favor of the Lender (the “Warrant”), (iii) the Subordinated Secured Promissory Note dated as of the date hereof and (iv) the Deposit Account Control Agreement dated as of the date hereof, between Waterfront, the Lender and Square 1 Bank (the “Control Agreement” and, together with the documents referred to in (i) through (iii) above, collectively, the “Transaction Agreements”).
     We are providing this opinion to the Lender at the request of the Borrowers pursuant to Section 3.1(g) of the Loan Agreement. Capitalized terms used herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Loan Agreement.
     In our capacity as such counsel, we have examined originals, or copies of originals certified, conformed or otherwise identified to our satisfaction, of such agreements, documents and records as we have considered relevant and necessary as a basis for this opinion. We have, without independent verification, relied, with respect to factual matters, statements and conclusions, on certificates and statements of governmental officials and officials of the Borrowers and on the representations made by the Borrowers in the Transaction Agreements. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.
     We have assumed the accuracy and completeness of all, and the authenticity of all original, certificates, agreements, documents, records and other materials submitted to us, the conformity with the originals of any copies submitted to us, the genuineness of all signatures and the legal capacity of all natural persons. We have assumed that the Transaction Agreements constitute the valid, legally binding and enforceable agreements of the parties thereto under all applicable law.

     On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
     1. Each of Waterfront and Carepages is a corporation validly existing and in good standing under the laws of the State of Delaware and Waterfront is qualified to do business in the State of New York.
     2. RHG is a limited liability company validly existing and in good standing under the laws of the State of Delaware and qualified to do business in the State of New York.
     3. Each Borrower has the corporate power to execute and deliver, and to perform its obligations under, the Transaction Agreements to which it is a party. The execution, delivery and performance of the Transaction Agreements have been duly authorized by all necessary corporate action on the part of each Borrower, and the Transaction Agreements have been duly executed and delivered by each Borrower.
     4. The shares of Series F Preferred Stock to be initially issuable by Waterfront upon exercise of the Warrant (the “Shares”) have been duly authorized by all necessary corporate action on the part of Waterfront and, if issued upon such exercise on the date hereof in accordance with the terms of the Warrant, would be validly issued, fully paid and non-assessable. The shares of common stock of Waterfront initially issuable upon conversion of the Shares have been duly authorized and reserved for issuance by all necessary corporate action on the part of Waterfront and, if issued and delivered upon such conversion of the Shares in accordance with the Organizational Documents of Waterfront on the date hereof, would be validly issued, fully paid and non-assessable.
     5. The execution and delivery by the Borrowers of, and the performance of their obligations under, the Transaction Agreements do not violate or conflict with (i) the Organizational Documents of the Borrowers or (ii) the laws of the State of New York and the current Delaware General Corporation Law.
     In addition to the foregoing, we inform you, based on a polling of the attorneys at our firm who have logged time to the Borrowers from January 2, 2006 through the date hereof, that, to our knowledge, we are not representing any Borrower in any action, suit or proceeding in which the pleadings request as relief that any of the obligations of such Borrower, or any of the rights of the Lender, under the Transaction Agreements be declared invalid or subordinated or their performance be enjoined.
     Our opinions in paragraphs 1 and 2 above are based solely upon (A) certificates of good standing issued by the Secretary of State of the State of Delaware on October 1, 2009, copies of which are attached hereto as Annex 2 and (B) certificates of qualification to do business issued by the Department of State of the State of New York on October 2, 2009, as copies of which are attached hereto as Annex 3.

     Our opinion is subject to and limited by rules of law that limit on statutory or public policy grounds waivers of (i) broadly or vaguely stated rights, (ii) the benefits of statutory, regulatory or constitutional rights, (iii) unknown future defenses or (iv) rights to defenses.
     We express no opinion as to any provision of the Transaction Agreements insofar as it purports to grant a right of setoff in respect of any loan party’s assets to any person other than a creditor of such loan party.
     We express no opinion regarding the enforceability of any of the Transaction Agreements.
     We express no opinion as to any provision of the Transaction Agreements requiring written amendments or waivers of the Transaction Agreements insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply.
     We express no opinion concerning: (i) federal or state securities laws or regulations; (ii) federal or state antitrust, unfair competition or trade practice laws or regulations; (iii) pension and employee benefit laws and regulations; (iv) compliance with fiduciary requirements; (v) federal or state environmental laws and regulations; (vi) federal or state land use or subdivision laws or regulations; (vii) federal or state laws and regulations concerning filing requirements; or (viii) the attachment, perfection or priority of any liens or security interests.
     We assume that you know of no agreements, understandings or negotiations between the parties not set forth in the Transaction Agreements that would modify the terms or rights and obligations of the parties thereunder.
     We express no opinion as to the laws of any jurisdiction other than the law of the State of New York, the current Delaware General Corporation Law and, to the extent expressly set forth herein, the federal law of the United States of America, in each case as in effect on the date hereof, that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to transactions of the type reflected in the Transaction Agreements entered into by general business entities, and not including any law that is part of a regulatory regime applicable to specific assets or business of any party to any of the Transaction Agreements.
     This opinion is furnished by us as counsel for the Borrowers and may be relied upon by you only in connection with the Transaction Agreements. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
Respectfully submitted,

Annex 1
GOOD STANDING CERTIFICATES

Annex 2
QUALIFICATIONS TO DO BUSINESS IN NEW YORK

EXHIBIT E
FORM OF OFFICER’S CERTIFICATE
     TO: COMPASS HORIZON FUNDING COMPANY LLC
     Reference is made to the Venture Loan and Security Agreement dated as of October ___, 2009 (as it may be amended from time to time, the “Loan Agreement”) by and among WATERFRONT MEDIA INC. (“Parent”), REVOLUTION HEALTH GROUP LLC, a Delaware limited liability company (“RHG”) and CAREPAGES, INC., a Delaware corporation (“Carepages” and, together with Parent and RHG, each a “Borrower” and collectively, “Borrowers”) and COMPASS HORIZON FUNDING COMPANY LLC (“Lender”). Unless otherwise defined herein, capitalized terms have the meanings given such terms in the Loan Agreement.
     The undersigned Responsible Officers of Borrowers hereby certify to Lender that:
1. No Event of Default or Default has occurred under the Loan Agreement. (If a Default or Event of Default has occurred, specify the nature and extent thereof and the action Borrowers propose to take with respect thereto.)
2. The information provided in Section 1 of the Disclosure Schedule is currently true and accurate, except as noted below.
3. The Disclosure Schedule accurately lists all of Borrowers’ Intellectual Property as to which Borrowers have made filings, applications or registrations with the United States Copyright Office or the United States Patent and Trademark Office except as noted below.
4. Borrowers are in compliance with the provisions of Sections 4, 6 and 7 of the Loan Agreement, except as noted below.
5. Attached herewith are the [monthly consolidated financial statements pursuant to Section 6.3(a) of the Loan Agreement/annual audited consolidated financial statements pursuant to Section 6.3(b) of the Loan Agreement]. These have been prepared in accordance with GAAP and are consistent from one period to the next except as noted below.
NOTES TO ABOVE CERTIFICATIONS:

BORROWERS:
WATERFRONT MEDIA INC.
By:

Name:

Title:

REVOLUTION HEALTH GROUP LLC

By:

3.

Name:

Title:

CAREPAGES, INC.

By:

Name:

Title:

2.